COMPANY CONTACT:
                            Checkpoint Systems, Inc.
                     Craig Burns, Executive Vice President,
                      Chief Financial Officer and Treasurer
                                            (856) 848-1800 INVESTOR RELATIONS
                                    CONTACTS:
                         Christine Mohrmann, Jim Olecki
                                    Financial Dynamics
                                    (212) 850-5600

FOR IMMEDIATE RELEASE


                 Checkpoint systems APPOINTS Raymond D. andrews as Vice president and chief accounting officer

Thorofare, New Jersey, August 8, 2005 - Checkpoint Systems, Inc. (NYSE: CKP), announced today that Raymond D. Andrews, CPA, has been appointed to the position of Vice President and Chief Accounting Officer. Mr. Andrews will replace
Arthur Todd, who will assume the position of Vice President of Operations Strategic Planning. In his new role, Mr. Todd will be reporting to John E. Davies, President of Asia Pacific and Operations. Mr. Andrews will be responsible for Checkpoint's financial planning and analysis, accounting and SEC reporting.

Mr. Andrews, age 52, has extensive experience as a leader of global accounting operations for large, multi-national companies. He previously served as Controller of INVISTA S.a'r.l., a subsidiary of Koch Industries, where he oversaw the company's accounting operations in North and South America, Europe and Asia. From 1998 to 2002, Mr. Andrews served as Controller for DuPont Pharmaceuticals Company and then Bristol-Myers Squibb Pharma Company, a subsidiary of Bristol-Myers Squibb, when that company acquired DuPont Pharmaceuticals in 2001. Prior to being appointed Controller, he was promoted to the position of Senior Director of Research and Development Finance after initially joining the company, formerly known as DuPont Merck Pharmaceutical Company, in 1991. Mr. Andrews received a Bachelor of Science Degree in Accounting from the University of Delaware in 1976, and is a Certified Public Accountant.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, commented, "We are pleased that we were able to attract Ray as our new chief accounting officer, given his extensive financial experience and proven leadership capabilities. He will be a real asset to our finance team as we remain focused on executing the initiatives necessary for growth."

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, retail merchandising systems, and barcode labeling systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This presentation may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.